Final Transcript Conference Call Transcript ANDW — Q4 2005 ANDREW CORP Earnings Conference Call Event Date/Time: Oct. 27. 2005 / 9:00AM ET EVENT DURATION: N/A

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
CORPORATE PARTICIPANTS
Scott Malchow
Andrew Corp. — Director — Investor Relations
Ralph Faison
Andrew Corp. — President & CEO
Marty Kittrell
Andrew Corp. — CFO
CONFERENCE CALL PARTICIPANTS
Mark Sue
RBC Capital Markets — Analyst
George Notter
Jefferies — Analyst
Mike Ounjian
CSFB — Analyst
Avi Silver
Bear Stearns — Analyst
Rich Valera
Needham & Co. — Analyst
Jeff Kvaal
Lehman Brothers — Analyst
John Bucher
Harris Nesbitt — Analyst
Kim Anderson
J.P. Morgan — Analyst
Bill Choi
Kaufman Brothers — Analyst
Ken Muth
Robert W. Baird — Analyst
Matt Robison
Ferris, Baker, Watts — Analyst
Mike Walkley
Piper Jaffray — Analyst
James Faucette
Pacific Crest — Analyst
Tim Long
Banc of America — Analyst
Brian Modoff
Deutsche Bank — Analyst
Kevin Dede
Merriman Co. — Analyst
PRESENTATION

Operator

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Good morning ladies and gentlemen, and welcome to the Andrew Corporation fourth quarter and fiscal year end 2005 earnings release conference call. [OPERATOR INSTRUCTIONS] I will now turn the call over to Mr. Ralph Faison, President and Chief Executive Officer. Mr. Faison, you may begin.

Scott Malchow - Andrew Corp. — Director — Investor Relations
This is actually Scott Malchow, Director of Investor Relations. Thanks, operator and good morning, everyone. Today we’ll discuss Andrew Corporation’s fourth quarter and fiscal year 2005 results. With me today is Ralph Faison, President Chief Executive Officer, Marty Kittrell, Chief Financial Officer, and Mark Olson, Chief Accounting Officer.
Before we begin the call, I would like to remind of our Safe Harbor statement regarding forward-looking comments. Some of the statements made in this conference call are forward-looking statements, and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include fluctuations in commodity cost, the Company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the affect of competitive products on pricing, economic and political conditions that may impact customer’s ability to fund purchases of our products and services, the Company’s ability achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, timing of cash payments and receipts, unused demand for wireless communication services, loss of one or more significant customers, the resolution of comments of the Securities and Exchange Commission and the impact, thereof, on the Company’s previously reported financial results, future judgments of the Company’s board of directors in the exercise of their fiduciary duties regarding rights plans, including the terms, timing and need for adoption or ratification thereof in light of prevailing conditions and other business factors. Investors should also review other risks and uncertainties discuss ed in Company documents filed with SEC.
Additionally, at certain times the Company will use non-GAAP financial measures, which the Company believes better describes the ongoing financial results and trends of the business. And required reconciliation of these measures to GAAP measures and a more detailed discussion of the reasons for using the measures are included in the Company’s Form 8-K and press release filed therewith and may be accessed from the Company website at www.andrew.com.
Financial statements for the fourth quarter and fiscal year 2005 are included in our earnings release that was made available this morning and in the 8-K that will be subsequently filed with the SEC. If you have not yet received a copy of today’s press release, please visit the Andrew website or contact the Investor Relations department.
What that said, I would now like to turn the call over to Ralph.

Ralph Faison - Andrew Corp. — President & CEO
Thank you Scott, and good morning, everyone. Today we’re going to cover both the fiscal 2005 year-end highlights and results, as well as the fourth quarter fiscal ‘05 results. Let me start with the fiscal 2005 highlights. We reached record sales of $1.96 billion, that’s up overall 7% versus the previous year. Within that, wireless infrastructure grew 12% to $1.82 billion. Despite a decline in geolocation we continue to grow faster than the overall wireless infrastructure market. We saw growth in new markets such as eastern Europe and India. We saw growth in new customers, like Huawei and ZTE . We saw nice growth in our new product introductions, such as remote electrical tilt antennas, our tower mounted amplifiers and our new cell extender multi-carrier power amplifiers. On the expense side sales, admin and R&D overall operating expenses decreased to 16.9% of sales, that’s versus 17.8% of sales in the prior-year. That’s despite the incremental cost for our first year Sarbanes-Oxley components requirements, also despite the significant global IT implementation that we have been doing with some of our acquired entities. This provides us with further confidence in our ability to successfully integrate key acquisition and leverage our global scale and shared services model.
If I turn to cash flow, cash flow from operations increased 94% to $89 million, that’s versus $46 million in the prior-year. Pleased to see that this was the third quarter in a row of greater than $25 million worth of cash production, putting us well on our target for $100 million cash production per year. Fourth quarter sales, if I turn to the quarter, were at a record $517 million. That’s up 6% over all versus the prior-year quarter. That’s above our previous guidance of 470 million to 500 million. Within that, wireless infrastructure grew 15% versus the prior-year to 483 million. Satellite communications declined 49% versus the prior-year.
Turning to gross margins, we continue to be challenged here at 22.3% for the quarter. This included a $3.2 million benefit from third-parties, which I’ll cover momentarily, and a $1 million benefit from an adjustment in our value-added tax reserves. If we exclude these two benefits, gross

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
margin came in at 21.5%. That compares to 22.2% in the year ago quarter and 23.8% in the June quarter, if I exclude the $3 million VAT reserves taken within that June quarter. So if I turn to some of the key elements associated with the gross margin that we continue to work and improve, starting with commodity cost. Commodity cost worsened during the quarter. greater than we anticipated.
As we mentioned in the June call, we had exhausted our forward-purchase copper within the June quarter, and since that time, spot prices have continued to decline — to climb. During the — this quarter, we brought forward roughly 70% of our fiscal 2006 requirements. That equates to approximately 44 million pounds of copper. We have now purchased those at an average price of $1.55 per pound, and our price range was between $1.24 and $1.87 per pound. If we combine this with our August price increase on cable, we believe we better positioned to mitigate the volatility of copper going forward than we were in the second half of fiscal 2005, so improvements there.
If I turn to base station sub-systems, continuing on the gross margin side, we began volume shipments of several new categories of active products, and active products that we sell directly to operators, in conjunction with our OEM customers. In the fourth quarter we believe we’ll continue to grow nicely these new products that we introduced in fourth quarter. We continue to grow those nicely within 2006. New products are, as I mentioned earlier, the new cell extender multi-carrier power amplifier, tower mounted amplifiers, and addition sales to OEMs of more integrated radio amplifier products. We also continue to transition our filter product line to China, with a mid-2006 target for completion. The majority of our filter manufacturing is now in China, and we anticipate and are seeing early signs of very nice cost improvement upon the completion of the filter move.
If I turn to the Network Solutions business, the anticipated decline of the E-911 geolocation products within the U.S. is occurring within the quarter, and we anticipate that throughout 2006. That is partially offset, though, by making good progress on our international opportunities, specifically for the geolocation product. In addition, we’re expanding our network solution product line within the location-based services with the acquisition of Nortel’s wireless location business, and an agreement with Nokia to supply location-based services. These new offers support location-based services with a robust solution for either network-based or handset-based location application.
In addition, we signed an agreement within Network Solutions with Cingular to provide equipment and support for a drive test of their entire nationwide network, with a focus on network optimization. We think this area of business is a growing market where we are leading, and we have very solid relationships with our carriers to apply other services of this nature. Lastly, on the gross margin front we reported gross margin benefited with two adjustments during the quarter, the first being a $3.2 million adjustment for recoveries from third-parties related to the defective component associated with our base station sub-systems business connected with the earlier this year warranty reserve that we took. These third-parties agree to make certain payments of about $6 million over the two-year period, and also, agreed to new terms for manufacture and repair of these products. We also recorded a million dollars adjustment to our value-added tax reserve that we reported in the prior quarter.
So if I turn to operating expenses, on the sales, admin and R&D front, our overall total operating expenses declined to 16.7% of sales. That’s compared to 16.9% in the prior-year’s quarter. This is despite the acceleration of multiple new product introductions around remote electrical tilt antennas and our base station sub systems products. And also despite first-year Sarbanes-Oxley compliant requirements for the September fiscal year-end.
If I turn to other expenses, those increased to $5.5 million versus 3.1 million in the prior-year quarter, due to foreign exchange losses relating to the revaluation of the Chinese R&D. From a tax expense perspective, we included in this quarter a $5 million valuation allowance relating to a statutory change in Ohio State tax legislation. So this makes our reported tax rate at 56%, but our effective tax rate on operations of 25.5%.
If I turn to fourth quarter net income on a GAAP basis, that was $7.2 million, or $0.04 per share, that compares to net income of $569,000 or $0.00 per share in the year ago quarter. Within this quarter, we included $0.03 per share for the state of Ohio statutory change mentioned earlier, $0.02 per share of intangible amortization expense, $0.01 per share for restructuring charges, and a $0.01 per share benefit, related to the third-party recoveries that I described earlier. Excluding these items, and excluding items for both periods, earnings per share comparative with $0.09 this quarter versus $0.10 in the prior-year quarter. We’ve included a table in the press release that gives a complete break down of these items I just covered.
If I turn to customer mix, the top 25 customers equal 69%of sales versus 72% in the June quarter, and 68% in the prior-year quarter. Major OEMs equated to 37% of sales versus 39% in the June quarter, and 37% in the year ago quarter. The only greater than 10% customer we had this quarter was our largest customer, Cingular, at 13% of sales. On the major OEM side, Lucent, Siemens, Nortel and Motorola each represented more than 5% of total sales.
If I turn to cash flow from operations, this quarter produced $46 million compared to $46 million in the prior-year quarter. This is the third quarter in a row that we have generated more than $25 million worth of cash from operations, supporting our target for an annual run rate of $100

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
million. DSOs came in at 76 days, better than our normal historical range of 80 to 85 days. Inventory turns improved to 4.5 times, so we’re starting to see some improvement here, particularly with the implementation of our global supply chain initiatives, and we anticipate we’ll driver further improvements throughout 2006 to reach our target of five turns.
Separately, we you may have seen we disclosed two additional matters in this mornings press release. First, some SEC comments. In conjunction with a period review, we’re currently working with the SEC regarding three unresolved comments relating to our fiscal 2004 and fiscal 2005 SEC filings. We’ve highlighted the nature of these comments within the release. Our share rights plan, the board of directors approved an amendment to our existing common stock purchase rights plan, that increases the triggering threshold to 20% beneficial ownership from the existing 15%. In addition, we anticipate that we’ll put a new rights plan to shareholder vote at the February 2007 annual meeting. And, again, on the item, you can see additional details the press release.
So in summary, over all fourth quarter sales were better than our previous expectations, and our EPS was at the high-end of expecta — of our expectations, despite higher than anticipated commodity costs, cooper in particular, and foreign currency translation expenses. On the sales front, we’re glad to see the traction that our new product categories to both OEMs and operators are being received and well, and anticipated to continue to grow throughout 2006. We have also announced availability of a new multi-port array antennas that are being used in North American operator trial, that support WiMAX and other new broadband technologies.
As I mentioned, we’re expanding our capabilities in Network Solutions with Nokia and Nortel, and seeing nice progress with geolocation products on the international front. From a gross margin perspective, we’re working on strategies to mitigate copper risks. We think we have improved our going-forward ability to mitigate that, in comparison to the second half of fiscal 2005, with roughly 70% of our fiscal 2006 copper needs purchased and the inclusion of an August price increase that will help throughout 2006. As I mentioned, we’re making further progress on our filter product line transition, and we’re seeing improvements in our Satcom operations and introductions within Satcom.
On the operating expense side we continue to perform nicely there. with improving overall operating expense. We’re nearly complete with the first year Sarbanes-Oxley implementation expenses, and nearly complete with our final two global IT implementations and on target to complete those within the December quarter. Cash flow from operations generated more than 25 million in cash in each of the last three quarters. This obviously gives us greater financial responsible for debt reduction or share repurchase. And to the issue of share repurchase, within this quarter we repurchased 1.6 million shares at an average price of $11.37.
We received our initial payments from third-parties for the defective component used in our base station sub-systems products associated with the warranty charge taken early in the year, and we announced the sale of our Orland, Illinois facility — Orland Park, Illinois facility for $28.5 million. And finally, we announced a new five-year $250 million credit facility, which has more favorable terms and replaces our current facility, which had been set to expire in December.
So with that, I’ll turn the call over to Marty, where we can cover our first guidance, and then we’ll take questions.

Marty Kittrell - Andrew Corp. — CFO
Thanks, Ralph. I’ll reiterate what Ralph indicated about us completing a challenging, but a rewarding year in terms of some of these things we’ve been able to accomplish. In terms of first quarter fiscal 2006 guidance, we anticipate that sales will range from 480 to 510 million. This will be driven by higher sale of wireless infrastructure products, offset partially by lower sales of geolocation and satellite communication products. In addition, I’ll remind the audience here that Andrew does have some seasonality to it;s business, with the December quarter typically ticking down from the September quarter, and the March quarter typically ticking down a little bit from the December quarter. Although with the acquisitions of the last two or three years, those seasonal factors have moderated a little bit, but we do anticipate some seasonality because of the impact that weather can have on sales of passive products like cable and antennas.
In terms of gross margin, we anticipate that our performance in the quarter will be consistent with the fourth quarter, excluding items — excluding significant items. This will be driven by lower sales of geolocation systems, higher expected commodity costs, offset by three items: On going filter product line transition to Asia from western Europe; some cost reduction activity in our services business; and initial benefits from our announced price increases in August on some HELIAX® cable products. On geolocation, I want to remind you of the guidance we’ve given over the last couple of quarters that we anticipate that geolocation will decline. We had anticipated it would decline in 2005 by $30 or $40 million. It did do that, and we’ve also given guidance that we anticipate a similar decline in 2006 for the full year. And, obviously, those are revenues that we would like to make up from other sources, but it does put pressure on our margin line, as I think everyone knows that the geolocation margins have traditionally been higher than the overall Company average.

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Our total operating expenses we anticipate to be relatively flat in the quarter — in the December quarter on an absolute basis relative to September. We will have some of our final year-one Sarbanes-Oxley compliance cost in the quarter. We are still in the process of our two final major implementations of IT systems in both Italy and North Carolina. And I think most of you are aware, at this point, that we will have an initial million dollars of stock option expensing under the new accounting rule that will impact us during the December quarter. And yes, the annualized amount that we would anticipate for 2006 is in the range of $4 to $5 million. Our tax rate up for the December quarter. We’re currently anticipating to be 38%. It is still being slightly impacted by anticipated losses in certain foreign operations, for which we’re not recording tax benefits. Otherwise, we would anticipate it would have declined some. That estimate, also, does not include the potential impact for any cash repatriation under the American Jobs Creation act of 2004, which we continue to analyze and evaluate.
Barring any further share repurchases, although Ralph has indicated we have been repurchasing stock and we still have a large amount of shares authorized to repurchase, but barring additional repurchases, our share count for the quarter would be approximately 161 million. Based on the guidance that I just outlined, we anticipate our GAAP earnings per share for the December quarter would range from $0.04 to $0.07. That includes intangible amortization cost of $0.02 per share. It does not include any restructuring cost. If excluding the amortization, cash earnings would be approximately $0.06 to $0.09, for once again reasonably consistent guidance with the quarter just ended.
With that I’ll turn it back over to Ralph, and we’ll take some questions.

Ralph Faison - Andrew Corp. — President & CEO
Thank you, Marty. Before we go to questions, and before people get off the call at the end, I’d just like to remind everyone that we will be holding our analyst day next Thursday, November 3, at the Grand Hyatt in New York. For those of you who have not already made arrangements, you can contact investor relations to arrange for attendance. So now, operator, if we can turn it over for questions?
QUESTION AND ANSWER

Operator
Thank you. [OPERATOR INSTRUCTIONS] At this time we do have Mark Sue with RBC Capital Markets. Please state your question.

Mark Sue - RBC Capital Markets — Analyst
This is actually Joo Kim for Mark Sue. Some of your OEM customers have begun to give their thoughts on growth for 2006. Any thoughts on growth for Andrew’s addressable markets or specific Andrew growth targets?

Ralph Faison - Andrew Corp. — President & CEO
You know, Joo, we’re always consistent in that we believe given our global scale, our breadth of product and our global footprint, that we will continue to growth faster than the rate of growth at market. What we don’t venture much into is trying to predict any better than most of the experts throughout the analysts community for what the projected growth rate in wireless infrastructure will be in ‘06. In general, in general we see that projected growth rate somewhere in the mid-to-high single-digits for overall wireless infrastructure, and we would expect to grow at a faster rate than that, as we demonstrated in the last two or three years.

Marty Kittrell - Andrew Corp. — CFO
With one of the big variables there being what happens in China, obviously.

Ralph Faison - Andrew Corp. — President & CEO

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Sure. A big factor for everyone and for the industry is the issuance of 3G licenses in China. We have seen China decline this year in its sales rate, in anticipa — we believe in anticipation of issuance of new license in the form of new technology, and we expect early in the first half of ‘06 for those licenses to be issued and would expect a significant generation of activity associated with the issuance of those licenses in China.

Mark Sue - RBC Capital Markets — Analyst
And the second question, if I could, could you offer more details about India? You mentioned that that was strong. Size of business, margins compared to other regions, growth prospects and so,

Ralph Faison - Andrew Corp. — President & CEO
Yes. So India is a nice growth area for us with — with the subscriber rate being somewhere in the less than 5% on the wireless handset side, and a large populous of people demanding that, we expect it to continue to grow, and our operations in India are — are set to capture that growth. India being a large part of our — large part of our Asia Pacific business without China, has seen nice growth in ‘05, driven largely by our — or driven in large part by India, and at that — it’s somewhere in the 5% of sales range is what we have seen thus far but expect that to continue to grow. As overall thought we sort sort of look at India today as we did China five years ago, And looking at that kind of less than 5% penetration growing to say the 15 to 20% percent penetration, offers significant opportunity for us in a — from a growth perspective. And we believe we’re well positioned there both direct with operators and in partnership with our key OEM partners, who are winning bids and bein — successful in India.

Mark Sue - RBC Capital Markets — Analyst
If you look at that $15 million sequential increase, was that majority in India and Asia Pacific?

Marty Kittrell - Andrew Corp. — CFO
No. It was driven by very strong in the Americas, as much as anything, Joo.

Mark Sue - RBC Capital Markets — Analyst
But specific in Asia Pacific, I believe it —

Marty Kittrell - Andrew Corp. — CFO
Oh, yes. For Asia Pacific — I thought you were asking about the total Company.

Mark Sue - RBC Capital Markets — Analyst
No —

Marty Kittrell - Andrew Corp. — CFO
Asia Pacific was driven by both India and place like Taiwan. We had a very strong quarter in the September quarter in Taiwan.

Mark Sue - RBC Capital Markets — Analyst
Thank you.

Ralph Faison - Andrew Corp. — President & CEO

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Thank you, Joo.

Operator
Thank you. At this time we go have George Notter with Jefferies. Please state your question.

George Notter - Jefferies — Analyst
Thank very much. Wanted to ask about average copper costs in the quarter. I think last quarter you said they were between a buck 30 and a buck 40. Just kind of wondering where that settled out here this quarter? And then, certainly copper prices have been rising quite a bit. You did implement the price increase, I think, back in August. Any expectation that — or any possibility that we could get another price increase on the cabling side going forward? Thanks.

Ralph Faison - Andrew Corp. — President & CEO
Well, I’ll start with on the price increase. We just implemented a price increase in August, and we’ll be working to flow that through for assistance in mitigating some of the copper cost increases. As you have seen, copper spot within the — the September quarter as continued to escalate. You’ve seen some prices hit in the dollar $1.90 range. As we look kind of at forward copper for the December time frame, you can see somewhere around $1.80, $1.81 range.
Within the fourth quarter — you know, rough — rough estimate of our — our cost of copper, somewhere any the $1.60, $1.61 category. And I have already mentioned that 70 — approximately 70% of our ‘06 consumption has now been bought forward at an average price of around $1.55. So we’ll continue to look closely as we move back into a forward purchasing and balance the best — to best of our ability the movement in copper, and, of course, we’ll always look at if we continue to see more and more pressure, the tools we have at our disposal.
One is obviously pricing side. Two is greater efficiency in manufacturing, as — as we’ve announced earlier, moving our — or selling our Orland Park facility, one of our largest cable manufacturing plants for North America, where we’ll be moving that to a new facility with greater efficiency, as well as we continue to look at multiple means by which to use alternate materials, less material and greater processing improvement.

George Notter - Jefferies — Analyst
Thanks.

Ralph Faison - Andrew Corp. — President & CEO
Thank you, George.

Operator
Thank you, At this time we do have Mike Ounjian with CSFC. Please state your question.

Mike Ounjian - CSFB — Analyst
Hi, thank you. It’s Mike Ounjian . So Ralph, looking the December guidance, could we get a sense of sort of by region we should expect the trends to look? Should we expect the U.S., North America to be particularly strong and maybe some weakness in some other regions? Or is there something else I’m missing there? And also from a product perspective, is there anything we should be tracking beside, kind of, satellite and geolocation trending down?

Ralph Faison - Andrew Corp. — President & CEO

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Let’s start with regions. I don’t see any reason to expect regional performance to very significantly on a proportionate basis than it did in the September quarter. As Marty mentioned earlier, we typically have a bit of a tick down from the September quarter in the December quarter, based on seasonality primarily driven been our — you know, weather associated with getting to sites and installing cable, antennas, amplifiers and that sort of thing. I don’t see any major change. North America’s still strong. Europe’s still strong. Asia Pacific minus china sill strong. China continues to be weak associated with the, what I would call the predictable delay of awaiting new technology deployment and operators not wanting to invest a lot in old technology until new licenses are issued. So you know, pretty much status quo, if you use September as status quo, September quarter.

Mike Ounjian - CSFB — Analyst
Okay. Thanks. And Marty, just looking — you have guidance for gross margins for next quarter, just looking beyond that for the rest of ‘06, how — how should we expect — there’s a number of different factors affecting gross margins you went through already. Where can we expect to get by the end of ‘06? What is your latest thinking on target there?

Marty Kittrell - Andrew Corp. — CFO
Well I’m go back to the same guidance we gave at the end of last quarter, which was we anticipate — barring another big up tick in copper here, we’re anticipating that the December quarter will be the quarter where we are consuming the most expensive copper. Now, if copper continues on up, then that would cause problems later in the year. So with copper kind of — based on looking at the futures market,, with copper kind of peaking in the December quarter, you know, we’re working hard to try to offset that December quarter and that’s why we’re giving consistent guidance with September.
Once you get beyond December all of our activities are geared towards driving higher gross margins and we expect to start getting some benefits from copper declining — copper costs declining or getting some benefits from our price increases. So we anticipate sequential gross margin improvement in Q’s two, three and four. We’re not going to give a magnitude of that. But, the consistent guidance we gave with last quarter was by the time we exit ‘06, we hope to get back to being able to demonstrate the ability to generate high single-digit or low double-digit operating profit. So you know, we got a lot of execution to make that happen.
We need a little break in terms of commodity cost, but all of the activities we have underway would say that we’ll get good sequential improvement in gross margins in Q2, three and four, and then in terms of OpEx, I think you continue to see a pretty good performance in terms of OpEx, particularly given the fact we have increased over the the course of last year, between $5 and $6 million of incremental costs for Sarbox, as those moderate, and we continue to get good leverage in terms of operating expenses, that’s what gives us some confidence that we can, you know, demonstrate that high single-digit or low double-digit op profit by the time we get into the last half of fiscal ‘06.

Ralph Faison - Andrew Corp. — President & CEO
Mike, and if you look just from an operations perspective, and new product introduction perspective on the other businesses let’s — let’s put cable aside for a moment, as we have already discussed the copper implications and what we’re doing there, if you look at our filter business and the transition there, we’re seeing the expected improvement there. It is on track with the speed of the supply chain transition. In the base station sub-systems group, additional the new products we’ve introduced ,a number of active components direct to operator, a category our competitors have played in for many, many years, and a new entry for us primarily — new entry within the just closed quarter, seeing great receptivity to those products.
We’re seeing — you know, as long as we continue executing well, we’re seeing great receptivity and growth in ‘06, and of course those products characteristically carry better margin associated with those that are sold direct than through the OEM, via OEM to operator channel. So we’re seeing improvement there, We’re seeing — while we’re continuing to manage the revenue side of our Satcom business, we’re seeing operational improvement on a number of fronts there, and seeing improvement from — from year ago type margin performance there. So all across the board the operational aspects that we have control of, we’re seeing nice improvement. The mitigation strategies we’re putting in for copper, has Marty has put forth, we’re confident that we’ll see improvement relative to our fiscal second half ‘05 management of copper.

Marty Kittrell - Andrew Corp. — CFO

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Yes, and as I indicated earlier, Mike, the — you know, of our five primary product group, you know, we anticipate revenue growth in the year for four, and we anticipate one being down, and that one being Network Solutions because of geolocation. We have given consistent guidance in that regard. And I will tell you that barring that one unfavorable mix of Geolocation being down year-over-year, we’re anticipating strong improvements and profitability across our other product lines. And there’s a — once again there’s a lot of execution required to make that happen, but I will tell you that the management team is very focused on that.

Mike Ounjian - CSFB — Analyst
All right. Thank you very much.

Operator
At this time we do have Avi Silver with Bear Stearns. Please state your question.

Avi Silver - Bear Stearns — Analyst
Hi, good morning.

Ralph Faison - Andrew Corp. — President & CEO
Hi, Avi.

Avi Silver - Bear Stearns — Analyst
Hi. First of all, appreciate the quarterly segment break out. Of course that leads to more questions, but it certainly helps. Just — first of all, as we started the year,and I was looking at my forecast by segment, I assumed cable and antenna would be ten, 15% and base station substations would be up a lot more. And it looks like antennas and cables were up 28% year-on-year, versus base station subsystems, which were actually down. What kind — what kind of expectations do you have for the base station subsystems side of the business? You know, you’re shipping them to a lot of OEMs, just generally what we can expect for — for fiscal ‘06 with that segment?

Ralph Faison - Andrew Corp. — President & CEO
Yea, Avi. Let me start with that, let’s focus on the base station subsystem’s side. I like to recount a little bit history. If you think about where Andrew has been in entering that active components group, it really entered into 2002 with an OEM-only strategy in base station subsystems, and a one customer — effectively one customer at ‘02. Today as we mentioned on the call, across major OEMs we’re now far better balanced with four major OEMs being greater than 5% customers. In that transition, though, we have seen a global decline on the CDMA side, where obviously we were quite strong, and — upon our initial entry. You have seen public announcements by large OEMs, such as Ericson who have completely walked from the CDMA side. Not giving you anything other than what Ericson has said publicly.
We were — you know, the visual 100% supplier to their CDMA active amplifier component. Obviously that — that brought about a hit, and the overall global decline relative to other deployments in CDMA.Certainly brought some pressure on the top line of base station subsystems group. Having said that, our entry now from stage one, one customer, stage two, multiple OEM customers and significant share at each of those customers, stage three, now blending carefully our OEM direct and operator direct active components, similar to some of our more longer established competitors, selling direct operators MCPA’s TMA’s, [dyflexers], other direct operator components, just entered that in this quarter, seeing nice growth prospects for that throughout ‘06. So seeing nice growth prospects on the top line with base station subsystems and more importantly, nice gross margin growth driven by one, the product mix I just described, and two, by the filter operations move to China.

Avi Silver - Bear Stearns — Analyst
Okay. Great. And Marty, just on Network Solutions, what kind of quarterly run rate could we expect going forward into fiscal ‘06?

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call

Marty Kittrell - Andrew Corp. — CFO
Well, as I indicated, we anticipate kind of a $30 to $40 million decline year-over-year, so you know, if for 2005, they did 157 million, that, you know, kind of rough order magnitude gives you 120 million. You’ll see in the September quarter they did 36 million. We anticipate it will decline from the 36 million in the December quarter, and then start showing some growth, as some of the acquisitions we’ve made in that — product group, and as we penetrate a couple of foreign opportunities for some products start generating growth. So we anticipate seeing the low point for Network Solutions in the December and March quarters and then we anticipate growth in the June and September quarters.

Avi Silver - Bear Stearns — Analyst
Okay. Great. And — and just one more, if I could. On — on cables — obviously last year everybody raised prices in cables, including yourselves, at least once I think, and — but — but at least the sense I got was that they weren’t actually — everybody offered discounts at the end of the day, and they weren’t really all that effective. I’m just wondering, after two or two and a half months, after instituting the price increases, how do you feel about it this time around? Do you think we’ll be successful for the industry, as a whole?

Ralph Faison - Andrew Corp. — President & CEO
So, Avi, let me put price increases in the industry in perspective. If you look at cable, in general, over the last five years, the like wireless infrastructure price erosion has been more a factor as this industry matures. So over the last five years, cable price erosion has ranged between 9 and 13% per year. 9 and 13% per year. As we start implementing price increases, you know, you kind of start from a price erosion rate, getting that to a price appreciation rate, right? In the fourth quarter — in the September quarter just completed, the price erosion rate for cable was 0%.
So going from a 9 to 13%, 5-year runrate to a now — you know, September quarter 0%, we see the impacts of price increases throughout the industry, as you point out. Now in August, we issued yet another price increase and hope to then start seeing price appreciation at the cable level. That’s why we always categorize price increases as one element of mitigation for the increasing — the increasing commodities cost. That’s going to help, and that’s one element. There are other elements which I mentioned before, efficiency gains and others, to improve our cost performance. And in addition, we — we could certainly see a lot of help from a decline in copper pricing, which we hope will occur in mid-of ‘0 — mid-of our fiscal ‘06, somewhere in the — you know, kind of second quarter time frame.

Avi Silver - Bear Stearns — Analyst
Right.

Ralph Faison - Andrew Corp. — President & CEO
Also mitigating against that, of course, we bought forward at a fixed price — average price $1.55, for 70% of the demand.

Avi Silver - Bear Stearns — Analyst
Great thanks you very much.

Operator
We have Rich Valera with Needham & Company, please state your question.

Rich Valera - Needham & Co. — Analyst
Thank you. Could you guys give a rough amount of ATC tower revenue in the quarter?

Ralph Faison - Andrew Corp. — President & CEO

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
I believe it was 15 to 20 million, again, Rich, right in that— about the same amount it was in the June quarter. And margins on it were a little bit better, based on the initial cost reduction activities. We anticipate the margins to continue to improve there.

Rich Valera - Needham & Co. — Analyst
Great, and just to — to go back to this copper question, is there sort of a declining price curve with your forward contracts that you have? In other words, you know, a year from now, do your contracts afford you a lower price than they would, say, in the December quarter?

Marty Kittrell - Andrew Corp. — CFO
Yes, when you look at the future’s curve right now, Rich, you know, the — you know, December copper spot prices is $1.81 or so, and, you know, next June is $1.65, so kind of a $0.15 drop between December and June. We actually have purchased copper in June at $1.55. So $0.10 below the current spot price — or below the current futures price for — for June. Likewise, on out the future’s curve, we bought some copper in September of next year for $1.30. Well, right now you couldn’t get that for less than $1.45 or $1.50. So, we have taken advantage over the past two or three months of lengthening our purchases before the this most recent spike in copper. We personally believe that copper, as Ralph indicated, will kind of finally start coming back down over the next three to six months. We hope that we have seen the bulk of the negative price action at this point. And as it comes back down, I think you’ll see — you know, purchase the balance of the year, and maybe even start going in to ‘07.

Rich Valera - Needham & Co. — Analyst
That’s helpful. And just if I could on the geolocation, can you talk about the revenue potential from the recent deals from Nokia and Nortel, how that might start manifesting itself and these international opportunities you referred to a couple times in your remarks are those for your traditional products, or is that something associated with any new Nokia and Nortel deals you did?

Ralph Faison - Andrew Corp. — President & CEO
Okay. Good question, Rich. The Nokia, Nortel is — I’ll call it a new product offer associated and complementing the geolocation, location-based services total solutions offer, so that will be a new offer area. We haven’t really given any specific guidance on what we expect from those areas. We’ll be able to give a little more highlight of that during the analyst conference coming out, when Terry Garner kind of breaks out that business. So if it’s okay I’ll hold that until — until then.
On the international opportunities that we’re feeling pretty good about, it is more of a traditional product for various applications in international locations, and — and again, I think we’re getting nice traction there. Not enough to mitigate the decline in the U.S. deployment of geolocation. As you know, by 2005 major operators are required to be complete with that deployment, so that was always anticipated and the U.S. is an awfully big market. So not enough to mitigate the full decline there, but certainly a — I guess I would give, you know, a — a broad level guidance of certainly a very attractive market internationally over the next two or three years.

Rich Valera - Needham & Co. — Analyst
And you mentioned those are sort of more like your traditional products, so could we assume they marry margins similar to your traditional product?

Ralph Faison - Andrew Corp. — President & CEO
I guess I would guide they carry margins similar but, of course, greater sales expense when we look at international opportunities, one, distance, two, sales channels. You know, when you have one — principally one major customer and a few second tear operator customers in the U.S., coverage is pretty easy in our home base. A little more expensive on the sales front. So the operating margin will be less than, less than our U.S. — U.S. sales, but still a very attractive business for us and still north of our kind of corporate average on both fronts.

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call

Rich Valera - Needham & Co. — Analyst
Great. That’s helpful. Thank you.

Operator
Thank you. [OPERATOR INSTRUCTIONS] At this time we have Jeff Kvaal with Lehman Brothers. Please state your question.

Jeff Kvaal - Lehman Brothers — Analyst
Thanks very much. I’m wondering if you folks — my two questions will be, one, if could clarify the impact of a $0.10 move in copper on your EPS line? And then also, Ralph, perhaps if you wouldn’t mind talking a little bit about some of the North American CapEx trends. I know there’s been some concern about whether Sprint or Nextel will experience a slow down after their merger and the pace of the WC (inaudible) spending in Cingular? . Thanks very much.

Ralph Faison - Andrew Corp. — President & CEO
Why don’t I take the North America CapEx first and then let Marty fiddle with the first question. North America from a CapEx perspective, we still see a strong — specifically to the Sprint Nextel combination. We did not see in the current quarter, for would we project in the coming quarter, December, any impact from that. A little different characteristics in this than in some of the historic mergers we have seen. Cingular, AT&T as a specific example, dealing with two different technologies, I den and CDMA. we have pleased that Cingular has decided to go with a DO roll-out across all the new networks, therefore seeing a good bit of activity in rolling out those types of technologies, which as I pointed out earlier do — do benefit us at the margin. I would prefer to see a CDMA /DO rollout ina new network in terms of a full complement of offers that Andrew offers. We like UMTS as well, but at the margin, probably CDMA is better. So we’re through the December quarter, that’s far forward as we can possibly hope to look we see no — no negative impact.

Marty Kittrell - Andrew Corp. — CFO
And Jeff, on your other question on copper, once again we have given a lot of guidance here in any earnings release. Assuming about a 60 to 65 million pound consumption over the course of the year, $0.10 on that would be $6 to $6.5 million. You tax effect that and you get down to about $0.03 for a full year on a $0.10 move, if you are buying copper at spot prices. Now, it gets a little more complicated, then when you have to start analyzing what quarter we have how much already forward purchased at certain prices and so on and so forth. But if you started looking right now at, say, our fourth quarter where we don’t have quite as much of the year — of the consumption purchased, or if you look into 2007 where we have very little forward purchase, then your analysis of a $0.10 move is worth $0.02 or $0.03 makes a lot of sense, but it probably doesn’t make a lot of sense for the next two or three quarters where we have already locked in a copper that a below current futures prices.

Jeff Kvaal - Lehman Brothers — Analyst
Okay. Thank you both very much.

Ralph Faison - Andrew Corp. — President & CEO
Okay. Thank you, Jeff.

Operator
Thank you. At this time we do have John Bucher with Harris Nesbitt. Please go ahead, sir.

John Bucher - Harris Nesbitt — Analyst

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Thank you. John Bucher, Harris Nesbitt. You have talked about a number of measures that have been taken to achieve your target financial model.. The copper price, the cable price increase, the forward purchase pricing contract, relocation to other facilities and the like. I was just wondering — you have given us an idea, Marty, just now on the last question, about what the potential relief you have from easing copper prices might be. Can you sort of rank order where you are on the others? It seems like you’re pretty far along on some of the IT — MIS and IT measures. I was just wondering if — of the factors you have talked about in the past, could you just sort of rank order in them in terms of contribution in terms of getting toward that financial target model. Thank you.

Ralph Faison - Andrew Corp. — President & CEO
Maybe I’ll start with that and then we’ll do this on the fly. Clearly, we have talked about copper commodities being the single biggest factor of relative performance quarter-to-quarter and the surprise that has happened thus far. Helping to mitigate that probably in the following order, I would say base station subsystems filter, supply chain move, number one. And we’re seeing the kind of progress we expected and expect that progress to be, you know, virtually fully achieved by the mid-of ‘06. Number two would be kind of the broad category across a number of product groups in these new products. Remote electric tilt antennas, which we have made great progress on, adding value content to the traditional base station antenna market, to looking at the active component, what I would call more advanced products, from base station subsystems groups to both OEMs and direct to operators would — would be the — the kind of next category.
The next category that I would say is — is — is — you know, we’re counting on in ‘06 for improvement is license issuances in China, and the return of a healthier market in China. We have north of 3,000 people deployed in China. It’s a big market for us. We think it has long-term great potential still, with about 15% handset penetration there on the wireless front. Plenty of room for growth — across the population and we’re well poised. The brand is well established. We need issuance of license to stimulate return of growth there, similar to what the kind of 3G activity has done for western Europe in the last year and a half or two years and what it has done in an arms race concept in North America. So we see that coming.
So I would give you that and kind of that priority. Following lower on the priority list but also important is Satcom. Improvement of operations there, improvement and proving in of the business model for that new segment that we have addressed. So I’ll — then there are a number of other issues that I would put in the broad category of blocking and tackling. We have initiated a significant effort within the last couple of months on our supply chain re-engineering. If you look at the growth rate of Andrew, the combination of a number of businesses that now make up Andrew, now rationalizing in a new thought process towards a contiguous supply chain and a total cost of delivery that we’re focused on there. We have even sought — unusually so for Andrew sought some external help to help guide us in that and guide the broad cross functional teams to improve there. So that I would put in the broad category of blocking and tackling and efficiency improvement.

John Bucher - Harris Nesbitt — Analyst
That would also include the relocation of the more efficiency gains coming out of the new cable facilities you have included in that last category too.

Ralph Faison - Andrew Corp. — President & CEO
That’s correct. That’s correct.

John Bucher - Harris Nesbitt — Analyst
Thank you very much Ralph.

Ralph Faison - Andrew Corp. — President & CEO
Sure thing.

Operator

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Thank you. At this time we have Kim Anderson with J.P. Morgan. Please state your question.

Kim Anderson - J.P. Morgan — Analyst
Thank you. Questions on Lucent. it looks like the Lucent fell off the 10% customer list this quarter. And I know they were weak for you guys last quarter. What can we expect looking ahead to December? Is that a trend you expect to continue now that Cingular is ramping their UMTS build?

Ralph Faison - Andrew Corp. — President & CEO
Kim, we’re also really careful and try to avoid talking about specific customers. I guess I would refer you back to Lucent and have — I’d rather some of the folks at Lucent answer that question particularly. As we think about Lucent, they are a prime customer for us, one of our — one of our largest customers. We just won a — this past year supplier of the year award with Lucent , and we expect they will continue to be a valued partner in going forward in addressing the wireless infrastructure industry.

Kim Anderson - J.P. Morgan — Analyst
Okay. And I know you talked before about the fact that Lucent brought in a second supplier there for mitigation reasons on their part, but are you seeing — or are you realizing any unusual share loss or unexpected share loss at Lucent? Or is it pretty much as you expected.

Ralph Faison - Andrew Corp. — President & CEO
As we expected, In Terms of percentage share, we remain consistent with Lucent being the majority of their share. As long as we do what we’re supposed to do, execute well and satisfy them as a customer, we expect to maintain or grow the share with Lucent.

Kim Anderson - J.P. Morgan — Analyst
Okay. And then just a quick housekeeping question. The tax rate this quarter came in quite a lot lighter than we expected as is the guidance. That 38% that you gave for next quarter, can we extrapolate that out through the rest of the year.

Marty Kittrell - Andrew Corp. — CFO
Yes, I think that’s a safe rate to use right now, Kim, for ‘06, and excluding the significant item of the Ohio State law change which forced us to write off a state net operating loss. We did have some benefits in the fourth quarter tax rate from the resolution of a couple of small matters offshore in Asia, and we also had a couple of reserve adjustments that flowed through in the quarter ,so the 25 with a little low —a little lower than normal in the quarter, but the only major item that was of significance was the Ohio State thing. The 38% rate is, we think at this point, is a pretty reasonable rate for ‘06.

Kim Anderson - J.P. Morgan — Analyst
Okay. Great. Thank you.

Ralph Faison - Andrew Corp. — President & CEO
Thank you Kim.

Operator

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Thank you at this time we have Bill Choi with Kaufman Brothers. Please state your question.

Bill Choi - Kaufman Brothers — Analyst
Hi, this is Sue Ann Roberts on for Bill Choi. I just had a follow-up question to the cable pricing. If you saw effectively a 0% price erosion in this quarter, I just wanted to clarify that that was from last year’s price increases that were implemented and not this past August?

Ralph Faison - Andrew Corp. — President & CEO
That’s correct. We would not expect — price increases given — we don’t have long contracts within cable, but price increases, the impact of which, are typically kind of in the 60 to 90-day range of when we would start to see any material impact from a price increase action. So the — the improving — and by the way it was 0% last quarter. We saw erosion improve sequentially throughout the year from the price increase we issued a year prior. That’s why I quoted the nine to 13. If you take 9% as the low end of the 5-year range, and saw a 9% benefit throughout the year to hit a runrate, we hope to be a runrate in the September quarter, you could kind of extrapolate the price increase impact.

Bill Choi - Kaufman Brothers — Analyst
Okay. And just — on the second round of price increases that you implemented back in — in August, you had mentioned that the difference was going to be that you were going to look at existing contracts, as well as new contracts, and I just wanted to get some color on what your progress was there and how it was taken by the existing customers?

Ralph Faison - Andrew Corp. — President & CEO
Yes, I think even the last year’s price increase, we obviously looked at existing and new contracts. I think the comments we made before have been along the nature of we think we learned a lot from the previous price increase, having not done much price increase much in this space in quite a number of years. We think we learned a lot and how to implement those and hope to perform better. I can’t give you any more color, given how early it is still in terms of progress along those. It still is a hotly competitive market. We believe maintaining our scale and share and, of course, as demonstrated by this year’s results continuing to grow our share is important for the long term health of a very nice business in the cable arena.

Bill Choi - Kaufman Brothers — Analyst
Okay. And just lastly, can you give any sense of what your expectations are then as far as timing? If you say you are in the early stages of it now, you know what are your expectations as far as how long it will take?

Ralph Faison - Andrew Corp. — President & CEO
Yes, again, it would be — we would start to see some kind of impact in the kind of 90-day forward from the price increase. So we would start to hopefully see some impact within the December quarter. As Marty has already mentioned, both a consideration of perhaps some improved matrix on the copper side, as well as impact on pricing, we expect to see improvement throughout the year, beginning in post December quarter in our cable performance.

Bill Choi - Kaufman Brothers — Analyst
Okay. Thank you.

Ralph Faison - Andrew Corp. — President & CEO
Sure thing.

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call

Operator
At this time we do have Ken Muth with Roberts W. Baird. Please state your question.

Ken Muth - Robert W. Baird — Analyst
Hi. Just on the Lucent comments yesterday, they talked about the North American market moderating for the CDMA carriers as the EVDO overlays have been substantially completed, and at least their initial footprints in 2005. If they are seeing their growth moderate, how would that impact you guys, not necessarily with your direct relationship with them, but more from just a macro industry perspective? I guess, how — why wouldn’t you see kind of a similar slow down?

Ralph Faison - Andrew Corp. — President & CEO
Well, you might have already seen that, Ken. If you think about the cycle at which we supply versus the cycle at which some of our customers achieve and see revenues, many times we — we — you know, we supply well in advance of their deployment and — and installation. So you might well have — you know, tagging with Lucent’s comments, you might well have seen the impact in the previous two quarters.

Ken Muth - Robert W. Baird — Analyst
Okay. And then on the — the acceleration you are expecting kind of in fiscalQ2 and forward for the margins, given the low point we are reaching right now, can we kind of get back to the 25% range where you have been historically?

Ralph Faison - Andrew Corp. — President & CEO
Well we’re not going to give a specific point estimate, given the one — frankly, Ken, the number of variables that have surprised us and then therefore — we’re not really proud of the fact we’ve given targets, then haven’t achieved them. So we’re going to be a little more careful with the number of — kind of, what I would call unique and/or unprecedents rise in commodity cost and the impact on that and the lack of our ability to forecast what that happens. What we are confident in is the operational improvement and them tracking to where we would like them to be, albeit as we talked about in previous calls, took a little longer, for instance, in the supply chain of filters, the learning there for us if you take a business that’s been in a European supply base mode for 20, 25 years, picking that up and moving it takes a little longer than perhaps a U.S.-based supply chain that we’re more familiar with and moving it to a lower cost base. But, notwithstanding that, our operational improvements we see tracking, and I think you have seen, even though commodities have continued to increase in price this quarter and are projected to increase in next quarter, we see some mitigating effects of the operational improvements we’re seeing and we expect those to continue.

Ken Muth - Robert W. Baird — Analyst
Okay. And as you move — last question — as you move to new facilities here, what quarter would that potential impact Andrew?

Ralph Faison - Andrew Corp. — President & CEO
You talking about, specifically, filters?

Ken Muth - Robert W. Baird — Analyst
No, sorry, just here. Your headquarters and manufacturing facilities in Chicago.

Ralph Faison - Andrew Corp. — President & CEO

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
The headquarters move is not a — not a major factor. We’re talking 150 people at a move there. The manufacturing move is an 18-month kind of —

Marty Kittrell - Andrew Corp. — CFO
It’s an ‘07 activity.

Ralph Faison - Andrew Corp. — President & CEO
That’s in ‘07. That will be carefully planned — we’ve got to — while we have announced we will be leasing a facility there, long-term lease, the facility has to be constructed specifically for our requirements for a new, more efficient layout as compared to this facility. And we’ll do that in move in a thoughtful, careful way, even though it is only a new miles from this facility, to ensure we maintain quality and don’t interrupt supply.

Ken Muth - Robert W. Baird — Analyst
Okay. Thank you.

Operator
Thank you. At this time we have Matt Robison with Ferris, Baker, Watts. Please state your question.

Matt Robison - Ferris, Baker, Watts — Analyst
This is Mark Dwelle for Matt Robison. We just have one question, we guarding the press release you came out recently on the licensing from Qualcomm for bay stations, we just — we were just curious how far up this might be. What markets might be expected to hit and the margins on these products?

Ralph Faison - Andrew Corp. — President & CEO
Yes. These products were specifically related to the broad category I have talked about, kind of advanced products within the base station su systems group. Included within those advance products we have already talked about multicarrier, cell extenders. things of that sort, integrated products for operators, and also within that are [picot ]node B and micro node B type products. Within those products was where we needed the agreement with Qualcomm and we’re pleased to see the favorable agreement they worked out. Justifying our own business case with Qualcomm’s agreement that this is a nice growth market as we entered into 3G and greater type services, where data, in building and dense urban distribution is more prevalent, and so we think we have a — a lead there.

Matt Robison - Ferris, Baker, Watts — Analyst
Great. Thank you.

Ralph Faison - Andrew Corp. — President & CEO
Sure thing.

Operator
At this time we do have a question with Mike Walkley with Piper Jaffray. Please state your question.

Mike Walkley - Piper Jaffray — Analyst

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Thanks, just a quick clarification question on the move of your filtering business. Just be done here in mid ‘06, can you give us maybe the percents thats moved so far to date?

Ralph Faison - Andrew Corp. — President & CEO
Yeah, we’re well north of — in terms of production perspective well north of 60% of our production being done in China now, and then we’re in — from a component — the more important aspect of that measurement is the percentage of component sourced within China a lower-cost supply base for the components of those products that are qualified within our products, as well as qualified with our customers is north of 90%. So now it’s just a — a process of — of transferring the rest of that production to China, in — again, a careful way not to interrupt supply and not to interrupt any current demand, so that we get that full amount of supply then being produced in China, versus produced in Europe, and that we project will be complete in mid-’06.

Mike Walkley - Piper Jaffray — Analyst
Great. Thanks. Look forward to seeing you guys next week.

Marty Kittrell - Andrew Corp. — CFO
Yes. Mike, thanks.

Operator
I have a question with James Faucette with Pacific Crest. Please state your question.

James Faucette - Pacific Crest — Analyst
Thank you very much. Going back quickly to the copper question. You stated you were about 70% bought for next year. What is — I guess the question I have or you made the comment is that you think copper prices could start to come in a bit. What leads you to believe that, and — and what — I mean, kind of what is the thinking as to if and under what circumstances you may want to buy forward your entire copper needs for next year?

Marty Kittrell - Andrew Corp. — CFO
That’s one of those questions that we can give you our best take. And our best take based on looking at the futures market — the futures market is predicting the prices will come down next year, number one. Number two, some of the key analysts that we try to follow also believe we have been in an unprecedented spike in terms of copper prices. If you look at some of the other commodities that we consume, things like steel, aluminum, so on and so forth, they have not reflected the same type of spike that copper has had, so you know, we just are finding it hard to believe that copper could have this type of spike without having a significant correction, either a fundamental correction or a technical correction, based on the run it has had over the past 18 to 24 months.
So you know, we got more aggressive over the last three or four months about buying forward before this most recent spike, so at this point the copper that we have purchased forward is actually below — the cost is below what you would currently pay in the future’s market, but we — based on the future’s market itself, which indicates prices should come down next year, based on a couple of key analysts that we look at, and based on talking to suppliers where we obviously continue to ask suppliers is there any issue with supply, and they say no, there’s no issue with supply so therefore, you tend to think that a lot of this run up has been more emotional than anything. But for whatever reason we’re having to contend with it and we think we’re doing the best we can to contend with it.

James Faucette - Pacific Crest — Analyst

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Great. And then as far as the price increases, I know that you sell essentially different qualities or — or levels of cable, depending on the geography. Have you seen what the price increase is, any type of — at least indication that your customers may start to move to, perhaps, lower cost and lower quality cables, just to keep their overall expenses of deployment down?

Ralph Faison - Andrew Corp. — President & CEO
No, clearly we haven’t seen that. Typically, the size of cable is — is — is the biggest differentiator, and size of cable is somewhat regionally determined based on where the infrastructure initially deployed. So for instance in North America, a larger cable 1 and 5/8th is typically deployed. In Europe and Asia diameter cable, say 7/8 is deployed, and across the board we look for the balance of types of materials used, versus die electric performance that the cable delivers, and we’re — we’re the leader in that area, given our scale, volume and experience of delivering greater die electric performance across — across the diameters of cable that we sell. From a process engineering standpoint and R&D perspective, we’re always looking at different materials, different combination of materials that might give us greater flexibility on cost while still delivering the same or better die electric performance.

James Faucette - Pacific Crest — Analyst
Great.

Ralph Faison - Andrew Corp. — President & CEO
So those are kind of the metrics.

James Faucette - Pacific Crest — Analyst
Just last question on operating expenses you are looking at the December quarter to be about flat. I mean, is that kind of the level of operating expense?

Ralph Faison - Andrew Corp. — President & CEO
Yeah —

James Faucette - Pacific Crest — Analyst
Sustaining, I guess for — throughout the rest of 2006?

Ralph Faison - Andrew Corp. — President & CEO
Yes, if you look at the trend over the last three or four years of Andrew, three or four years ago, the mid-20% of revenue on operating expense was kind of the norm. We — we brought that down to in the 16% range. At this point in time, I think that’s a nice target to maintain, until we see some — you know, significant step function from a scale or some business change that would — that would lead us to believe we would perform much better than that. We have held our R&D at a relatively high level. Compared to competition we invest two to three times more. We think that’s important to maintain our future growth. And we really economized on our scale model and our shared services model, with consistent deployment of SAP and other practices throughout Andrew, and I think we have done a good job of efficiently integrating the number of acquisitions we’ve done to hit that 16% and change.

James Faucette - Pacific Crest — Analyst
That’s great. Thank you very much, gentlemen.

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corp. — President & CEO
All right.

Operator
Thank you at this time we do have Tim Long with Banc of America. Please state your question.

Tim Long - Banc of America — Analyst
Thank you. I think I can find two other questions here. I — Ralph I think you talked a little bit about seeing some strength from some of the Asia vendors while in DTE in the quarter. Could you just give us a sense on how you are looking at that customer base? Maybe if you can give us a sense of your OEM business, how much of it comes from the non-traditional or the non-big seven customers? What do you think the out look is there? And secondly back to the Indian market, which I highlighted approaching about 5% of sales and probably growing more quickly, could you just give us your sense on Andrew’s market share in that market or maybe the different products or segments that are above or below your normal market share? Thank you.

Marty Kittrell - Andrew Corp. — CFO
Okay. Let me start with what I would broadly call Chinese OEMs, Huawei and ZTE. As I mentioned before, we have since the mid-90s, been investing in China with a — a strong perspective that China over a long term is a very good market, growing market and the place to be. So Andrew has a nice brand name there. In that same period we have worked closely, become — we’re even characterized — categorized in the Chinese OEMs Huawei and ZTE as strategic partners. We’ve worked very closely because we see them as one, performing well in their local markets as they become experienced in the — the business of — of delivering OEM type products. But perhaps more importantly we see them, and I would throw Samsung, ZTE, Huawei into the category as becoming global OEM suppliers. And, then, therefore, us being part of their supply base is critical for our future success.
So we have now seen them start down that path of becoming more and more successful, and if you think about, kind of the growth rate, I’ll give you just one of those customers — the growth rate for us this year compared to last year, 182% growth in — in those customer base. I won’t give specific dollars just our customers are quite sensitive to those things, but — but the growth rate is there and we expect that growth rate to continue in that regard as long as, again, we are good suppliers and good on the customer satisfaction front.

Tim Long - Banc of America — Analyst
Okay. And Ralph just a quick follow-up is it fair to assume the (inaudible) given some of these customers might not have the breadth of resources, or at least experience in wireless, is it save to assume the content per base station for Andrew could be high we are these customers than the traditional customers?

Ralph Faison - Andrew Corp. — President & CEO
Yes I would — your conclusion is correct. I don’t think your logic getting there is correct. I — I think they have every bit if not more resources and capabilities than most over OEMs. If you look at Huawei, in general, they’ve got somewhere in the count around 12,000 RF engineers. They costs per engineer is significantly lower, which is why we are growing our engineering force in three locations throughout China to work closely with those customers but as well for the cost perspective. But — but the conclusion — they — they do look more at a subsystems supply concept and concentrating more on the higher end software and systems integration from a business structure perspective. So for instance, our integrated products that we talk about, radio, amplifier, filter integration, are much more prevalent than newer OEMs than they are with more established traditional OEMs.

Tim Long - Banc of America — Analyst
Great. And then just on India.

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call

Ralph Faison - Andrew Corp. — President & CEO
Yes, India, you asked about market share, I just don’t — I don’t off the top of my head have specific market share. In general, I will tell you on your traditional products, which is typically where we enter a new market similar to China five years ago, we’re doing quite well and are the share leader across cable, base station antennas, and things of that sort. And we’re now seeing — depending upon which OEMs win business, we do better or worst with the initial entry of active component. Typically, a new evolving market depends on it’s OEMs and turnkey for the active components first ,and later might evolve to buying active components direct. So, where major OEMs are successful in India, we too are successful in the active components front.

Tim Long - Banc of America — Analyst
Okay. Great. Thank you.

Operator
Thank you at this time we do have Brian Modoff with Deutsche Bank. Please state your question.

Brian Modoff - Deutsche Bank — Analyst
Couple of thing,s and I promise not to ask a copper question.

Ralph Faison - Andrew Corp. — President & CEO
Thanks, Brian.

Brian Modoff - Deutsche Bank — Analyst
Question for you, Marty. Operating margins — you have running operating margins around 6 or 7%. Your cash flow targets 5%. Shouldn’t it be a little higher? Souldn’t you guys be looking at a higher goal for cash flow target for your business?

Marty Kittrell - Andrew Corp. — CFO
Yes, I think — you know, we, once again have three or four key metrics on cash flow that we really spend a lot of time on. One is to make sure we meet or beat our target range on DSOs, and our target range is 80 to 85 days. We have consistently been below that range. We might to be able to, at some point in the future, lower our target range there and continue to drive a good performance in terms of DSOs. The area where I will tell your most of our current focus is on is supply chain and inventory management. We did improve inventory turns a little bit during the year to 4.5 turns, but that is not hitting our target of five turns. And in fact, if you look out over the next 12 to 18 months, we would be unhappy if we’re still below five turns. So we have a lot of initiatives and focus on that particular item.
I would also say that in terms of SAP, we have spent an awful lot of time and money on SAP over the next couple of years. I would also say, in the next breath, that most of our time and money has been focused on getting SAP screwed in at a bunch of former Allen locations and I wouldn’t say that we’ve gotten the absolute best leverage out of the system globally yet. And I think there’s a lot of benefit that can be attained from doing that. But the third piece of our cash flow is obviously how much of that cash flow we spend on capital. And you know, our capital spending will probably continue be in the three to 4% of revenue range. That’s a pretty good target for us. We — we have been consistent with that target over the past couple of years, and we anticipate continuing to be in that three to 4% range. Which means that, typically, most of our capital is covered by depreciation.
So, the $100 million of cash from operations that Ralph alluded to was frankly our — kind of our internal target for this year, and, you know, we got to 89 million. We got close to that target . Didn’t quite get there, because we got off to a slow start back in Q1. We actually hit our targets for

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Q’s two, three, and four. And if you take our perform over the last three quarters and annualize it, then, yes, we should be in a position to hopefully be well above our $100 million of cash flow from operations target.

Brian Modoff - Deutsche Bank — Analyst
You would think it would be, perhaps, giving you depreciation slightly above your operating margins.

Marty Kittrell - Andrew Corp. — CFO
Yes, and if — if we don’t have another large spike up in receivables driven by top line sales growth, which obviously consumes a little bit of cash, then I would agree with you that we should be able to see a decent performance in that regard in ‘06.

Brian Modoff - Deutsche Bank — Analyst
Final question, base station subsystems, in kind of looking at the year-on-year numbers and the quarterly numbers, there is really not much growth there. And I know you talked about the transition to CDMA, or from — with CDMA being your strength, we definitely have seen some good strength in WCDMA. Can you talk about, you know, how — you know, what is the issue there you see? And how do you fix it?

Marty Kittrell - Andrew Corp. — CFO
All right. Well, if you look at — again, if — you have to — you have to kind of look at us relative to others and what the transition has been over time and growing away from a dependency on CDMA with more content in 3G, so WCDMA and as though deployments go. So for instance, you have seen in the last 12 to 18 months customers that traditionally haven’t been on the radar screen hit the north of 5% range. Siemens as a very good example. Nortel as an example. And then you have seen the growth in — kind of the Asian OEMs we just talked about. So I’m quite confident from the OEM front in terms of our percentage share across those OEMs that outsource key electronic components that were in good stead and improving stead.
Where we have the growth opportunity going forward as well is, unlike our competitors, up until now we have not had the product line, ability ,channels, evolution to sell — act — the appropriate active component to operators, which we started in the September quarter. Frankly it did a little better than I expected the Dec — I’m sorry in the September quarter, and then — and then we expect to see that growth continue in ‘06. So the traction there is nice. The products are being received very well, and we see that as a growth area. So I think you’ll see a recovery of top line growth throughout ‘06 in this business.

Brian Modoff - Deutsche Bank — Analyst
And one last one if you done mind. In terms of the earnings, when could we — you look at this quarter, you had six different items relative to your GAAP versus your pro forma, and this has been ongoing. When do you think we can see a closer correlation between your GAAP and pro forma earnings going forward?

Ralph Faison - Andrew Corp. — President & CEO
That’s a valid point, Brian, and we’re not any happier about having to talk about a lot of one off items than you are having to analyze them, but you know, frankly the amortization starts declining dramatically — has been declining dramatically. And between it and restructuring, those are the only items that we really anticipate having to talk about over the next two or three quarters. Now you always have the opportunity to have a gain or loss on sale of assets, and we’ll highlight those, but the other three or four items that year, you know, we have no visibility as to anything like that happening over the next couple of quarters.

Brian Modoff - Deutsche Bank — Analyst
Thank you.

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call

Operator
Thank you at this time we do have Kevin Dede with Merriman Company. Please state your question.

Kevin Dede - Merriman Co. — Analyst
Hi, Ralph.

Ralph Faison - Andrew Corp. — President & CEO
Hi, Kevin.

Kevin Dede - Merriman Co. — Analyst
I was hoping you could give us your perspective, Andrew’s view, on technology development and evolution, specifically related to the integrated base station, and use of linear predistortion, and the migration of EDVO to [Revay] and UMTS to [HSBPA] and especially integration to IP?

Ralph Faison - Andrew Corp. — President & CEO
Wow.

Kevin Dede - Merriman Co. — Analyst
That’s sort of open-ended, but I just want to see where you are — it relates to Brian’s question too. Where you are in relation to the technology adoption and evolution and how is Andrew’s position.

Ralph Faison - Andrew Corp. — President & CEO
In terms of the specifics there, we’d have to spend more time, Kevin, than we have today to cover that whole broad front. But, let me see if I can kind of characterize Andrew with its customers and the logical outcome of its investment. Across the board, I think if you did a little due diligence with any customer, we’re seen as kind of a technology leader across each of our products. Let me give a few examples. If you look at remote electric tilt antennas, we’re the leader there from a share perspective, we’re the leader there from an IP licensing perspective. Visually all of our competitors license from us. Those that don’t, we probably just haven’t had a sit-down chat with, yet, but virtually all license technology from us. If you look across the integrated products throughout OEMs perspective, I think we have a nice leadership there. Actively shipping volume level of products to two major OEMs now. The evolution of that is highly dependent upon the philosophy within key OEMs, as well.
As I mentioned earlier, the perhaps newer OEMs are more open to a different model, where the base station box has more content from us or players like us in it. And some of the more traditional OEMs, who have done things a certain for many years, have less open to that. So, that give and take and the evolution of that is both technology-based, as well as behavioral based within — within key customers. Across the board with things — alternate technology, things like 3G and whatever 4G evolves to be, what I would quickly describe as things that require more distributed RF technology, whether that be in the form of some of our wireless innovations group dense urban distribution skills from as simple as repeaters to as complex to picot node B and and micro node B’s, we are also leading there. TOEM using us for both picot and micro systems.
So, across the board given our, you know, two or three time level of investment in R&D, I think that pays off in terms of advance product that we offer and will continue to offer in that arena that. We even talked about something that I still don’t think is main stream to a broad mass market, [Ymax]. With some promise, we’re doing early trials now with Ymax-based distribution systems and antennas, to address that emerges and still nascent space for distribution of bandwidth. You mentioned a little something about IP. Big believer in IP, big believer that VOIP is a significant driver as — as digital networks occur, voice over IP is a certainly a factor that we’re engaged with and see as part of our growing future.

Kevin Dede - Merriman Co. — Analyst

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call
Thanks, Ralph, I expect you’ll elaborate next week.

Ralph Faison - Andrew Corp. — President & CEO
Sure, be happy to spend a little more time there and talk about our technology direction.

Marty Kittrell - Andrew Corp. — CFO
We’ll have all of our group presidents there, as well, to be able to go into a little more detail.

Ralph Faison - Andrew Corp. — President & CEO
All of which are far smarter than me on these items.

Kevin Dede - Merriman Co. — Analyst
Thanks, Ralph.

Operator
Thanks you. There will be no further questions taken at this time.

Ralph Faison - Andrew Corp. — President & CEO
Okay. Thank you, operator, and thank you everyone for your participation today. Look forward to seeing as many of you that can make it at the analysts conference next week, where we can dive into more detail. And again, you can see the heads of our key operations and units for a little more in-depth view of the progress Andrew is making and the future prognosis. So, thanks again, and we’ll see you next week.

Marty Kittrell - Andrew Corp. — CFO
And we also be remiss if we didn’t say we have 1,000 happy White Sox fans here in Orland Park, Illinois today. See you next week.

Operator
Thank you. All participants your conference is now ended. You may now all disconnect.

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Final Transcript
Oct. 27. 2005 / 9:00AM, ANDW — Q4 2005 ANDREW CORP Earnings Conference Call

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